Jason Industries Reports First Quarter 2020 Results

MILWAUKEE, May 20, 2020 -- Jason Industries, Inc. (OTCQX: JASN) (“Jason” or the “Company”) today reported its results for first quarter 2020.

First Quarter Financial Results

Key financial results for the first quarter 2020 versus the year ago period include:

Continuing Operations
•Net sales of $84.0 million decreased $8.9 million or 9.6 percent, and included a positive 5.7 percent impact from the acquisition of businesses and a negative 1.0 percent from foreign currency translation. Organic sales declined 14.3 percent primarily due to overall weaker end-market demand in both Engineered Components and Industrial.
•Net loss of $13.7 million, or $0.50 diluted loss per share, increased $8.4 million and $0.28 per share, and includes $4.5 million of transaction-related and strategic alternatives expenses and $1.2 million of integration and restructuring costs recorded within selling and administrative expenses.
•Adjusted EBITDA of $5.7 million, or 6.8 percent of net sales, decreased $5.0 million, driven primarily by lower overall volumes.

Continuing and Discontinued Operations Cash Flows
•Operating cash flow was negative $8.5 million, a decrease of $1.3 million, primarily due to lower adjusted EBITDA, and benefited from the timing of interest payments which were due in the second quarter.
•Free cash flow was negative $10.5 million, a decrease of $0.2 million, due to lower operating cash flow, partially offset by lower capital expenditures.

“We delivered historically high safety, quality and service performance and secured new turf care platforms in the quarter. However, both segments experienced reductions in OEM build schedules, further channel inventory destocking, and weakening end market demand during the quarter, with accelerated volume decline at the end of March,” said Brian Kobylinski, chairman and chief executive officer of Jason. “Our priority has been supporting our customers while focusing on employee health and safety across all Jason sites. I am proud of how our team has responded to the challenge and while we expect the coming months to be difficult as our businesses are impacted by weakening global demand, we are positioning the businesses to respond once the impacts of COVID-19 lessen."

Highlights during the quarter include:

•In the Industrial segment, completed the purchase of Matchless Metal Polishing (“Matchless”) in an all cash transaction valued at $5 million, which includes $1 million of deferred purchase price contingent upon certain performance conditions. Matchless is a manufacturer of high-quality polishing buffs, compounds, and chemicals with annual sales of approximately $8 million, and provides Jason’s Industrial segment with a further expansion of its product line offerings within North America. The acquisition includes the purchase of product lines, customer contracts, and selected assets and does not include manufacturing operations, with Matchless production transitioning to Osborn manufacturing facilities.

•Despite workforce disruption related to various stay-at-home orders, the Company remains on track to integrate and consolidate the various Schaffner and Matchless operations. As previously disclosed, the Jackson, Mississippi and Northville, Michigan facilities have been consolidated. The Pittsburgh, Pennsylvania facility and Matchless operations will be integrated by the end of the second quarter and the remaining Livonia, Michigan facility exited by the end of the third quarter.

•In the Engineered Components, won two new turf care seating platforms in excess of $1 million in aggregate annual revenue; this share gain is expected to impact 2021 revenues.

Key financial results within the segments for the first quarter 2020 versus the year ago period include:

•Industrial net sales of $48.4 million decreased $1.3 million, or 2.7 percent, including a negative foreign currency translation impact of 1.9 percent, and a positive 11.0 percent impact from the Schaffner and Matchless acquisitions. Organic sales decreased 11.8 percent driven by lower volumes due to weaker industrial markets in North America, Europe, and Asia from decreased demand and the impacts of the COVID-19 pandemic. Adjusted EBITDA was $4.2 million, or 8.6 percent of net sales, a decrease of $2.7 million from 13.8 percent of net sales. Adjusted EBITDA decreased on lower volumes and material and wage inflation, partially offset by pricing and the Schaffner and Matchless acquisitions.

•Engineered Components net sales of $35.6 million decreased $7.5 million, or 17.5 percent, due to softer demand from OEM customers in heavy industry, turf care, and power sports seating. Adjusted EBITDA was $4.4 million, or 12.4 percent of net sales, compared with 13.9 percent of net sales in the prior year. The Adjusted EBITDA decrease was driven by lower volumes from a decline in demand and the impacts of the COVID-19 pandemic and unfavorable product mix.

•Corporate adjusted EBITDA expenses of $2.9 million increased $0.8 million versus the prior year due to higher professional fees.

COVID-19 Response:

•The Company continues to monitor and respond to the COVID-19 pandemic closely and the top priority remains the health, safety and well-being of our employees, their families and the communities in which we operate. As a result of the significant decline in demand for the Company’s products as well as disruptions resulting from restrictions imposed by local governments to contain the virus, we have experienced periodic and in some cases extended closures of our manufacturing facilities primarily during the second quarter. Within the industrial and engineered components segments, some of the markets and customers the Company serves are considered essential businesses and therefore some of our plants remained open in those jurisdictions with such essential designations. As of today, the Company’s manufacturing operations have generally resumed production at levels supporting current market demand as local restrictions have been lifted. As the Company navigates through operating during the COVID-19 pandemic, it has modified business practices where practicable to ensure the safety of our employees such as but not limited to, developing social distancing plans for employees, expanding the number of work from home employees for roles that can work remotely and restricting employee travel.

•In response to the decline in demand due to COVID-19 and the uncertainty in timing of an economic recovery, the Company has implemented significant cost reduction and liquidity preservation actions. These actions include reductions-in-force, rolling furloughs and shutdowns of manufacturing facilities, executive salary reductions of 25 percent, management salary reductions of 10 percent, and suspension of matching contributions to U.S. retirement plans. Investments in capital expenditures has been limited to projects supporting customers, cost reductions, and maintenance. In addition, the Company has participated in government assistance programs where available including loans under liquidity support programs outside the U.S.

Strategic Alternatives Update:

As previously announced, on June 5, 2020, the Company entered into a restructuring support agreement (the “Restructuring Support Agreement”) with certain of its senior secured lenders. The Restructuring Support Agreement outlines a comprehensive restructuring plan (the “Plan”) that will ultimately deleverage the Company’s balance sheet by $250 million and anticipates that the Company’s vendors, suppliers, and customers will remain unaffected by the transaction. Upon implementation of certain of the transactions contemplated by the Restructuring Support Agreement, the Company will have the financial foundation necessary to continue to operate in the ordinary course of business, provide its customers innovative seating solutions and industry-leading surface polishing and finishing products, and realize the full benefit of its cost-savings initiatives and strategic investments.

To facilitate these important changes to the Company’s capital structure, the Company and its U.S. subsidiaries will be pursuing protection under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Cases”). We do not anticipate that the Company’s operations outside of the U.S., including Europe and Mexico, will be affected by this process, although they will benefit long-term from the actions Jason is taking to recapitalize and strengthen its financial position. The Company is anticipated to emerge as a private enterprise, and equity holders are not expected to receive a recovery.

The Plan is supported by a majority of Jason’s first lien lenders, who have agreed to provide the Company with the consensual use of cash collateral to enable Jason to operate its business in the ordinary course and to position Jason for future success. Importantly, the Plan will provide for no impairment of general unsecured trade creditors. The Restructuring Support Agreement can be found on the Company’s investor relations website at investors.jasoninc.com and on the Form 8-K the Company filed with the Securities and Exchange Commission on June 8, 2020.

About Jason Industries, Inc.
Jason Industries, Inc. is a global industrial manufacturing company providing critical components and manufacturing solutions to customers through its Osborn (Richmond, Ind. and Burgwald, Germany) and Milsco (Milwaukee, Wis.) businesses. Headquartered in Milwaukee, Wis., Jason employs more than 1,900 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to obtain confirmation of the Plan under the Chapter 11 Cases and successfully consummate the restructuring transactions contemplated thereby (the “Restructuring”), including by satisfying the conditions and milestones in the Restructuring Support Agreement; the Company's ability to improve its liquidity and long-term capital structure and to address its debt service obligations through the Restructuring and the potential adverse effects of the Chapter 11 Cases on its liquidity and results of operations; the Company's ability to obtain timely approval by the bankruptcy court with respect to the motions filed in the Chapter 11 Cases; objections to the Company's recapitalization process or other pleadings filed that could protract the Chapter 11 Cases and third party motions which may interfere with Company's ability to consummate the Restructuring or an alternative restructuring; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 pandemic; the effects of the Restructuring and the Chapter 11 Cases on the Company and the interests of various constituents; the Company's substantial level of indebtedness and related debt service obligations and restrictions, including those expected to be imposed by covenants in any exit financing, that may limit the Company's operational and financial flexibility; the Company's ability to continue as a going concern and its ability to maintain relationships with suppliers, customers, employees and other third parties as a result of such going concern, the Restructuring and the Chapter 11 Cases; the uncertain negative impacts the COVID-19 pandemic has had, and will continue to have, on the Company's business, financial condition, cash flows, results of operations and supply chain; the Company's ability to access additional capital and/or the capital markets; the level of demand for the Company’s products; competition in the Company's markets; volatility in the prices of raw materials and the Company’s ability to pass along increased costs; the Company's ability to successfully complete divestitures and integrate acquisitions; the Company’s ability to grow and manage growth profitably; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the impact of proposed and potential regulations related to the U.S. Tax Cuts and Jobs Act; the possibility that the Company may be adversely affected by other economic, business, trade, inflation and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K/A, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, divestitures and extinguishment of debt, integration and other restructuring charges, transaction-related expenses, other professional fees, purchase accounting adjustments, lease expense associated with vacated facilities, non-cash share based compensation expense and costs related to the strategic alternatives process, including executive retention agreements. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.

Contact Information
Investor Relations:
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 27, 2020	March 29, 2019
Net sales	$84,032	$92,916
Cost of goods sold	65,857	69,320
Gross profit	18,175	23,596
Selling and administrative expenses	24,470	19,069
Loss on disposals of property, plant and equipment-net	21	8
Restructuring	754	1,366
Operating (loss) income	(7,070)	3,153
Interest expense-net	(7,455)	(8,205)
Equity income	25	84
Other income-net	253	64
Loss from continuing operations before income taxes	(14,247)	(4,904)
Tax (benefit) provision	(557)	349
Net loss from continuing operations	(13,690)	(5,253)
Net loss from discontinued operations, net of tax	(910)	(1,803)
Net loss	(14,600)	(7,056)
Accretion of dividends on preferred stock	879	812
Net loss allocable to common shareholders of Jason Industries	$(15,479)	$(7,868)

Basic and diluted net loss per share allocable to common shareholders of Jason Industries:
Net loss per share from continuing operations	$(0.50)	$(0.22)
Net loss per share from discontinued operations	(0.03)	(0.06)
Basic and diluted net loss per share	$(0.53)	$(0.28)

Weighted average number of common shares outstanding:
Basic and diluted	28,896	27,962

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	March 27, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$71,964	$84,526
Accounts receivable - net	44,823	33,085
Inventories-net	51,319	49,943
Other current assets	8,363	7,433
Total current assets	176,469	174,987
Property, plant and equipment - net	68,809	70,276
Right-of-use operating lease assets	20,013	20,910
Goodwill	46,809	45,684
Other intangible assets-net	64,894	64,590
Other assets-net	10,541	10,654
Total assets	$387,535	$387,101

Liabilities and Shareholders’ Deficit
Current liabilities
Current portion of long-term debt	$373,259	$5,800
Current portion of operating lease liabilities	4,385	4,275
Accounts payable	30,241	22,914
Accrued compensation and employee benefits	8,642	8,551
Accrued interest	6,723	79
Other current liabilities	16,305	13,783
Total current liabilities	439,555	55,402
Long-term debt	14,263	378,950
Long-term operating lease liabilities	18,159	19,136
Deferred income taxes	5,756	7,534
Other long-term liabilities	16,966	16,938
Total liabilities	494,699	477,960

Shareholders’ Deficit
Preferred stock	44,827	43,950
Jason Industries common stock	3	3
Additional paid-in capital	154,629	155,023
Retained deficit	(275,792)	(261,192)
Accumulated other comprehensive loss	(30,831)	(28,643)
Total shareholders’ deficit	(107,164)	(90,859)
Total liabilities and shareholders’ deficit	$387,535	$387,101

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Three Months Ended
Includes cash flow activities from both continuing and discontinued operations	March 27, 2020	March 29, 2019
Cash flows from operating activities
Net loss	$(14,600)	$(7,056)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	3,514	6,460
Amortization of intangible assets	1,976	2,901
Amortization of deferred financing costs and debt discount	729	737
Non-cash operating lease expense	1,261	2,043
Equity income	(25)	(84)
Deferred income taxes	(1,534)	(885)
Loss on disposals of property, plant and equipment-net	21	8
Loss on divestitures	835	—
Dividends from joint venture	—	728
Share-based compensation	527	876
Net increase (decrease) in cash, net of acquisitions and dispositions, due to changes in:
Accounts receivable	(12,436)	(14,806)
Inventories	(1,703)	(3,338)
Other current assets	(1,107)	65
Accounts payable	6,913	8,882
Accrued compensation and employee benefits	200	1,263
Accrued interest	6,644	(3)
Accrued income taxes	721	321
Operating lease liabilities, net	(1,233)	(2,126)
Other-net	763	(3,235)
Total adjustments	6,066	(193)
Net cash used in operating activities	(8,534)	(7,249)
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	70	189
Payments for property, plant and equipment	(1,970)	(3,468)
Acquisition of business, net of cash acquired	(3,965)	—
Acquisitions of patents	(1)	(5)
Net cash used in investing activities	(5,866)	(3,284)
Cash flows from financing activities
Payments of First and Second Lien term loans	—	(775)
Proceeds from other long-term debt	3,878	1,641
Payments of other long-term debt	(1,371)	(1,992)
Payments of finance lease obligation	(90)	(89)
Value added tax paid from building sale	—	(707)
Other financing activities-net	(44)	(396)
Net cash provided by (used in) financing activities	2,373	(2,318)
Effect of exchange rate changes on cash and cash equivalents	(535)	(165)
Net decrease in cash and cash equivalents	(12,562)	(13,016)
Cash and cash equivalents, beginning of period (1)	84,526	58,169
Cash and cash equivalents, end of period	$71,964	$45,153

(1) Cash and cash equivalents at December 31, 2018 includes $11.5 million of cash and cash equivalents that have been reclassified as held for sale due to the sale of the North American fiber solutions and Metalex businesses, which have been classified as discontinued operations.

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2019					2020
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Industrial
Net sales	$49,737	$54,993	$48,860	$47,927	$201,517	$48,389				$48,389
Adjusted EBITDA	6,841	5,927	5,004	3,173	20,945	4,178				4,178
Adjusted EBITDA % net sales	13.8%	10.8%	10.2%	6.6%	10.4%	8.6%				8.6%

Engineered Components
Net sales	$43,179	$37,482	$27,290	$28,429	$136,380	$35,643				$35,643
Adjusted EBITDA	5,988	4,428	2,206	2,476	15,098	4,418				4,418
Adjusted EBITDA % net sales	13.9%	11.8%	8.1%	8.7%	11.1%	12.4%				12.4%

Corporate
Adjusted EBITDA	$(2,070)	$(2,758)	$(3,347)	$(3,050)	$(11,225)	$(2,873)				$(2,873)

Consolidated - Continuing Operations
Net sales	$92,916	$92,475	$76,150	$76,356	$337,897	$84,032				$84,032
Adjusted EBITDA	10,759	7,597	3,863	2,599	24,818	5,723				5,723
Adjusted EBITDA % net sales	11.6%	8.2%	5.1%	3.4%	7.3%	6.8%				6.8%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	1Q 2020
	Industrial	Engineered Components	Jason Consolidated

Net sales
Organic sales growth	(11.8)%	(17.5)%	(14.3)%
Currency impact	(1.9)%	—%	(1.0)%
Acquisitions	11.0%	—%	5.7%
Divestiture & Non-Core Exit	—%	—%	—%
Growth as reported	(2.7)%	(17.5)%	(9.6)%

Free Cash Flow
(Includes cash flow activities from both continuing and discontinued operations)

	1Q
	2019	2020
Operating Cash Flow	$(7,249)	$(8,534)
Less: Capital Expenditures	(3,468)	(1,970)
Free Cash Flow	$(10,717)	$(10,504)

Net Debt to Adjusted EBITDA

March 27, 2020
Current and long-term debt	$387,522
Add: Debt discounts and deferred financing costs	3,665
Less: Cash and cash equivalents	(71,964)
Net Debt	$319,223

Adjusted EBITDA
2Q19	$7,597
3Q19	3,863
4Q19	2,599
1Q20	5,723
TTM Adjusted EBITDA	19,782
Acquisitions TTM Adjusted EBITDA*	632
Pro Forma TTM Adjusted EBITDA	20,414

Net Debt to Adjusted EBITDA**	15.6x

*Acquisitions TTM Adjusted EBITDA includes Adjusted EBITDA prior to the date of the acquisition during the trailing twelve months.

**Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 9.84x as of March 27, 2020. See Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2019					2020
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net loss from continuing operations	$(5,253)	$(9,734)	$(11,576)	$(16,868)	$(43,431)	$(13,690)				$(13,690)
Interest expense	8,205	8,327	8,169	8,277	32,978	7,455				7,455
Tax benefit	349	805	770	2,092	4,016	(557)				(557)
Depreciation and amortization	5,180	5,609	5,460	5,986	22,235	5,490				5,490
EBITDA	8,481	5,007	2,823	(513)	15,798	(1,302)				(1,302)
Adjustments:
Restructuring(1)	1,366	1,127	917	544	3,954	754				754
Transaction-related and strategic alternatives expenses(2)	239	402	28	336	1,005	4,517				4,517
Integration and other restructuring costs(3)	(58)	398	(261)	1,311	1,390	1,206				1,206
Share-based compensation(4)	723	663	348	634	2,368	527				527
Loss on disposals of property, plant and equipment—net(5)	8	—	8	287	303	21				21
Total adjustments	2,278	2,590	1,040	3,112	9,020	7,025				7,025
Adjusted EBITDA	$10,759	$7,597	$3,863	$2,599	$24,818	$5,723				$5,723

(1)Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than financing and operating leases.
(2)Transaction-related and strategic alternatives expenses primarily consist of professional fees and other expenses related to acquisitions, divestitures, financing activities, and costs relating to the Company's strategic alternative process, including executive retention agreements.
(3)During 2020, integration and other restructuring costs included $1.0 million of integration costs related to two acquisitions in the industrial segment and $0.2 million related to lease expense related to planned facility consolidations in the industrial segment. During 2019, integration and other restructuring costs included $1.0 million of accelerated lease expense related to planned facility consolidations in the engineered components and industrial segments and $0.9 million of integration costs related to an acquisition in the industrial segment. This was offset by $0.8 million due to the reclassification to earnings of a foreign currency translation gain for the wind down and substantial dissolution of certain U.K. entities.
(4)Represents non-cash share based compensation expense from continuing operations for awards under the Company’s 2014 Omnibus Incentive Plan.
(5)During 2019, loss on disposals of property, plant and equipment included for the fourth quarter of 2019 a loss of $0.3 million on the sale of a former Schaffner building in the industrial segment.